                                   EXHIBIT 11

               MEADOWBROOK INSURANCE GROUP, INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS


                        FOR THE YEARS ENDED DECEMBER 31,


                                                    1996        1995        1994
                                                ----------  ----------  ----------
 Primary:
      Weighted average shares outstanding       8,630,150   4,970,626   3,241,950
      Common stock equivalents                    554,122     494,310     648,232
                                               ----------  ----------  ----------
                                                9,184,272   5,464,936   3,890,182
                                               ==========  ==========  ==========

 Fully Diluted:
       Weighted average shares outstanding      8,630,150   4,970,626   3,241,950
       Common stock equivalents                   554,122     590,168     648,232
                                               ----------  ----------  ----------
                                                9,184,272   5,560,794   3,890,182
                                               ==========  ==========  ==========


 Income before extraordinary item and
      preferred dividend requirement           $8,706,024  $7,219,870  $3,702,050
 Preferred dividend requirement                     -           -           -
                                               ----------  ----------  ----------
 Income applicable to common shareholders
      and before extraordinary item            $8,706,024  $7,219,870  $3,702,050
 Extraordinary item                                 -           -           -
                                               ----------  ----------  ----------
 Net income applicable to common
      shareholders                             $8,706,024  $7,219,870  $3,702,050
                                               ==========  ==========  ==========


 Earnings per share:

 Primary -
      Net income before extraordinary item     $      .95  $     1.32  $      .95
      Extraordinary item                               -           -           -
      Net income                                      .95        1.32         .95

 Fully Diluted -
      Net income before extraordinary item            .95        1.30         .95
      Extraordinary item                               -           -           -
      Net income                                      .95        1.30         .95



Note: Primary and fully diluted weighted average shares outstanding are the same for 1996 due to the fact that the average market price for the period was higher than the ending market price.